Exhibit 99.1

  www.hearstargyle.com

 NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS

FOR THE FIRST QUARTER

NEW YORK, N.Y., May 2, 2003 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced first quarter earnings of $0.11 per diluted share, compared to $0.15 per diluted share in the first quarter of 2002. The decline in earnings primarily reflects the impact of the Iraq war and the normal off-cycle period-to-period comparison against political and Olympics-related advertising revenues recorded in the first quarter of 2002.

Net revenues for the quarter ended March 31, 2003 declined 3.6%, to $149.3 million, from $154.9 million in the first quarter of 2002. Operating income for the quarter declined to $37.5 million, from $46.4 million in the year-ago period. Income applicable to common stockholders decreased to $9.7 million from $14.0 million in the first quarter of 2002.

“The concluding weeks of the quarter made for a challenging period for our nation and for the media businesses who serve as providers of news and information,” said David J. Barrett, Hearst-Argyle Television, Inc. president and chief executive officer. “While war coverage adversely impacted advertising patterns over the short term, especially for local TV news outlets and networks, it did demonstrate once again the vital work of television news organizations, and their importance to viewers and communities. We are proud of the journalistic work of our news professionals during this critical period, which underscored the essential role of local television news. The collaborative efforts of our stations and our Washington, D.C., News Bureau contributed to coverage and story-sharing that resonated well with our viewers and local advertisers alike, strengthening our stations’ local news-leadership positions.

“We are hopeful that the conclusion of the war bodes well for eventual economic recovery,” Barrett continued, “but we believe a sustained improvement in consumer confidence levels, increased employment and capital spending, and a general improvement in macroeconomic indicators will be needed drivers to stimulate meaningful growth in overall ad spending. We remain somewhat cautious about near-term revenue growth, although our stations are enjoying modest positive pacings for the second quarter notwithstanding last year’s significant political component.

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Hearst-Argyle First Quarter 2003…2

Revenues

“First quarter revenue comparisons were affected by prior year Olympics and political revenues, which totaled approximately $20 million,” Barrett noted. “Of that total, the Company estimates approximately $10 million to have been incremental to the 2002 first-quarter revenue total. Positive spending activity from such core categories as movies, corporate packaged goods, furniture/housewares, retail and telecom more than offset prior-year incremental revenues.

“Unfortunately,” Barrett added, “we believe the Iraq war caused a loss of approximately $5 million in net advertising revenues in March due to cancellations, pre-emptions, schedule adjustments and lost bookings, resulting in an overall revenue decline of 3.6% for the first quarter of 2003. Absent this revenue loss directly related to the war, we believe net operating revenues would have been approximately flat to the prior year’s first quarter.”

By network affiliation, net revenues on an unadjusted basis for the Company’s owned ABC stations were flat for the quarter compared to the first quarter of 2002; NBC stations were down approximately 8%, due primarily to comparisons against Winter Olympics revenues in February 2002; and CBS stations were up approximately 7%.

Expenses

Salaries, benefits and other operating costs, in combination with corporate, general and administrative expenses, increased by 1.9% for the quarter compared to the prior-year first quarter. Expense increases were primarily attributable to previously announced increases in the costs of insurance and benefits programs.

Program amortization increased 7.7% for the quarter, largely as a result of the previously announced strategic decision to acquire “Oprah” in Sacramento, Greensboro/Winston-Salem, and Fort Smith/Fayetteville and “Dr. Phil” in various markets. “The ratings and related revenue performance of ‘Oprah’ and ‘Dr. Phil’ in these new markets is strong and supports our acquisition of these programs,” Barrett noted. Program amortization expense is expected to decline in the second half.

For the quarter, the Company’s capital expenditures were $6.1 million, compared to $5.9 million in first quarter 2002.

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Hearst-Argyle First Quarter 2003…3

Liquidity and Financial Flexibility

“Despite the challenges of the quarter, we have continued to strengthen our financial position,” said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer. “After payment of interest, taxes, dividends and capital expenditures, the Company was able to fund approximately $29.0 million of long-term debt principal reductions during the quarter.” At March 31, 2003, the Company’s total long-term debt was $944.3 million; long-term debt net of cash was approximately $938.5 million.

“Our Company continues to maintain substantial liquidity and financial flexibility,” Hawks noted. “Only $62 million remains outstanding on our $750 million credit facility.”

Moody’s Investor Services and Standard & Poor’s rate Hearst-Argyle Television’s debt as investment-grade; the Company remains the only “pure-play” owner of English-language TV stations with investment-grade credit. The Moody’s rating is Baa3; the S&P rating is BBB-.

Recent Awards

“Our stations earned numerous local, regional and national journalism awards, for 2002 reporting,” Barrett said. “Hearst-Argyle Television received its second consecutive Walter Cronkite Award, in the Station Group category, for election news coverage. WISN-TV, Milwaukee, earned the George Foster Peabody Award, one of the single highest honors in television journalism, for an investigative series on smoke alarms. And no fewer than nine prestigious National Headliner Awards went to various Hearst-Argyle stations. These top industry honors underscore the quality of our local TV journalism.”

2nd Quarter 2003 Outlook

The Company’s outlook for the quarter is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

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Hearst-Argyle First Quarter 2003…4

“We are hopeful that overall ad spending is returning in the aftermath of the Iraq war,” Hawks said. “However, we remain somewhat cautious about ad spending over the next few months due to continuing economic and geopolitical uncertainty. Additionally, we are challenged in this quarter and in the coming third and fourth quarters to replace the incremental portion of political advertising we benefited from last year. Last year’s second quarter revenue total included approximately $8 million in political revenues, of which we estimate approximately $4 million to have been incremental. That said, we are encouraged by the underlying strength of our most important core categories. We’re continuing to monitor expenses closely during this soft economic and advertising environment.”

The Company reaffirmed its 2003 full-year expense guidance – given in its February 7, 2003 release discussing fourth-quarter 2002 results – except to note that Corporate, general and administrative expenses are now projected to decline 2% for 2003 rather than the 5% decline previously anticipated, due to additional increases in benefits and insurance expenses and increases in professional fees due to the recent adoption of a number of new regulatory measures and compliance procedures.

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this press release and accompanying income statement, please see the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

1st-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m. eastern time today. Senior management will discuss the financial results and respond to questions. A live audio Web cast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Web cast will subsequently be archived on the site. The conference call number is (888) 810-4704 for domestic calls and (706) 634-0199 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through midday May 9 at (800) 642-1687 or 706-645-9291 (international) by entering the conference ID # 16430.

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Hearst-Argyle First Quarter 2003…5

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.7% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional 12th ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle First Quarter 2003…6

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2003 (1)	2002 (1)
	(In thousands, except per share data)

Total revenues	$149,276	$154,922

Station operating expenses:
Salaries, benefits and other operating costs	79,833	79,277
Amortization of program rights	16,092	14,939
Depreciation and amortization	10,960	10,445
Corporate, general and administrative expenses	4,874	3,845

Operating income	37,517	46,416

Interest expense, net	17,409	18,377
Dividends on redeemable convertible preferred securities (2)	3,750	3,750
Equity in loss of affiliates (3)	136	1,050

Income before income taxes	16,222	23,239

Income taxes	6,165	8,924

Net income	10,057	14,315

Less preferred stock dividends (4)	318	356

Income applicable to common stockholders	$9,739	$13,959

Income per common share – basic	$0.11	$0.15

Number of common shares used in the calculation	92,436	91,870

Income per common share – diluted	$0.11	$0.15

Number of common shares used in the calculation	92,750	92,118

Supplemental Financial Data:

Program payments	$15,638	$14,662
Capital expenditures	$6,105	$5,871
Long-term debt, net of cash	$938,515	$1,109,755
Cash paid for income taxes, net of refunds	$10,335	$5,814
Common shares outstanding, net of treasury shares	92,527	91,937

See accompanying notes on the following pages.

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Hearst-Argyle First Quarter 2003…7

HEARST-ARGYLE TELEVISION, INC.

Notes to Condensed Consolidated Statements of Income

(1)  Includes the results of the Company’s 24 television stations which were owned for the entire period presented and the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2)  Represents dividends relating to the private placement of redeemable convertible preferred securities in the amount of $200 million by a consolidated subsidiary trust of the Company.

(3)  Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. (“IBS”); and (ii) NBC/Hearst-Argyle Syndication, LLC in the three months ended March 31, 2003 and 2002.

(4)  Represents preferred stock dividends relating to the preferred stock issued in connection with the acquisition of KHBS/KHOG.